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                                                                    EXHIBIT 99.5

THE ELECTION DEADLINE IS CURRENTLY 9:00 A.M., NEW YORK CITY TIME, ON THE CLOSING DATE OF THE MERGER. DTE WILL ANNOUNCE THE CLOSING DATE AT LEAST FIVE TRADING DAYS BEFORE SUCH DATE. YOU MAY ALSO OBTAIN UP-TO-DATE INFORMATION REGARDING THE ELECTION DEADLINE BY CALLING MORROW & CO., INC., THE INFORMATION AGENT, TOLL FREE, AT 1-800-607-0088.

To Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

     DTE Energy Company ("DTE") and MCN Energy Group Inc. ("MCN") have agreed to merge. The shareholders of DTE have voted to approve the proposed merger, and the shareholders of MCN will vote whether to approve the proposed merger at a special meeting to be held on May 15, 2001. To date, the companies have received the required approval from the Federal Trade Commission and await only approval from the Securities and Exchange Commission (the "SEC"). Receipt of the SEC approval is expected in the second quarter of 2001, and, if MCN shareholders approve the proposed merger, the companies will then be able to complete the merger.

     The Amended Merger Agreement executed by DTE and MCN on February 28, 2001, provides that MCN shareholders are entitled to elect to receive cash, DTE common stock, or a combination of both, in exchange for their shares of MCN. All shareholder elections will be subject to the proration and allocation, and tax adjustment, procedures and the other terms and conditions described in the enclosed election materials and the Proxy Statement/Prospectus, dated April 9, 2001, which includes as an appendix thereto the Amended Merger Agreement.

     MCN shareholders who hold through you or your nominee may only make a proper election to receive cash, DTE common stock, or combination of both, by instructing you to complete and deliver the enclosed Election Form/Letter of Transmittal ("Election Form") and the MCN certificates representing shares of MCN. IF THEY DO NOT INSTRUCT YOU TO COMPLETE AND DELIVER A VALID ELECTION FORM AND THE MCN CERTIFICATES, THEY WILL BE DEEMED TO HAVE MADE "NO ELECTION", AND THE MERGER CONSIDERATION THEY WILL RECEIVE WILL BE DETERMINED SOLELY BY THE ELECTIONS OF ALL OF THE SHAREHOLDERS OF MCN COMMON STOCK.

     We are asking you to contact your clients for whom you hold any shares of MCN common stock registered in your name or in the name of your nominee and to distribute to your clients the materials they need to elect the form of consideration they would like to receive in the merger.

     For your information and for forwarding to those clients, we are enclosing the following documents:

     1. the Election Form, which includes a Substitute W-9, on which you may make an election;

     2. the Guarantee of Delivery, which should accompany the Election Form if the necessary certificates representing MCN shares cannot be delivered before the Election Deadline; and

     3. a proposed client letter which you may wish to use to obtain instructions from your clients as to the kind of merger consideration you should elect to receive on their behalf.

               WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS
                     POSSIBLE TO OBTAIN THEIR INSTRUCTIONS.
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     For an election to be valid, the Exchange Agent, EquiServe Trust Company, must receive a duly executed and properly completed Election Form, including any required signature guarantees or other documents, together with certificate(s) representing surrendered MCN shares or timely confirmation of their book-entry transfer before the Election Deadline. Shareholders whose certificate(s) are not immediately available or who cannot deliver such certificate(s) to the Exchange Agent prior to the Election Deadline must surrender their shares according to the procedure for guaranteed delivery set forth in the enclosed Guarantee of Delivery.

     No fees or commissions will be payable by DTE or MCN or any officer, director, shareholder, agent or other representative of DTE or MCN to any broker, dealer or other person for soliciting surrender of shares pursuant to the election (other than fees paid to the Exchange Agent and the Information Agent for their services in connection with the election and exchange process).

     Any inquiries you may have with respect to the election should be addressed to Morrow & Co., Inc., toll free, at 1-800-607-0088. Additional copies of the enclosed materials may be obtained by calling the same telephone number.

DTE ENERGY COMPANY                                         MCN ENERGY GROUP INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF DTE, MCN, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE ELECTION OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.